Exhibit 10.1
Purchase Order Financing Agreement
(the “Agreement”)

LINE AMOUNT	$2,000,000
ISSUANCE DATE	August 24, 2007
MATURITY DATE	August 24, 2009

FOR VALUE RECEIVED, LOGISTICAL SUPPORT, LLC., a California limited liability company (the “Company”), as a duly authorized and wholly owned subsidiary of Logistical Support, Inc., a Utah corporation (OTC BB: LGSL) (“Parent”) hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, LTD. (the “Holder”) on August 24, 2009 (the “Maturity Date”), or earlier, the Line Amount of Two Million Dollars ($2,000,000) U.S., plus accrued and unpaid interest thereon, in such amounts, at such times and on such terms and conditions as are specified herein. The Company, Parent and the Holder are sometimes hereinafter collectively referred to as the “Parties” and each a “Party” to this Agreement.

WHEREAS, the Company desires to finance, from the Holder, certain of its Orders (as hereinafter defined) now existing, or hereinafter received, which represent amounts due from bona fide contracts for the sale and delivery of goods, in the ordinary course of the Company’s business; and,

WHEREAS, the Holder desires to finance those Orders of the Company that it deems acceptable upon the terms and conditions set forth in the this Agreement.

WHEREAS, the Parent hereby agrees to fully secure all obligation entered into herein by the Company through the Continuing Unconditional Guaranty of even date herewith between the Holder and the Parent.

WHEREAS, the Holder shall fund the Line Amount in an escrow account with Gersten Savage, LLP.

In consideration of the above recitals, the terms and covenants of this Agreement and other good and valuable consideration, including the payment of money from Holder to Company, the receipt of which is hereby acknowledged, and intending to be bound hereby, the Parties agree as follows:

Article 1 Payment; Repayment; Interest

Section 1.1 Interest

a. The Company shall pay interest on the unused portion of the Line Amount (“Line Amount Interest”) at the rate of three percent (3%) per annum, at such times and in such amounts as outlined in this Article 1. The Company shall make mandatory monthly payments of interest (the “Line Amount Interest Payments”), in an amount equal to the interest accrued on the unused balance of the Line Amount from the last Line Amount Interest Payment until such time as the current Line Amount Interest Payment is due and payable. The Line Amount Interest Payments shall commence on the first month following the Issuance Date and shall continue until the Maturity Date. The Line Amount Interest Payments shall be paid on the first day of each such month.

b. The Company shall pay interest on each Advance Amount (as hereinafter defined) (“Advance Interest”) at the rate of two percent (2%) per month, at such times and in such amounts as outlined in this Article 1. The Company shall make mandatory monthly payments of interest (the “Advance Interest Payments”), in an amount equal to the interest accrued on the balance of the Advance Amount from the last Advance Interest Payment until such time as the current Advance Interest Payment is due and payable. The Advance Interest Payments shall commence on the first month immediately following the Advance Request (as defined herein) and shall continue until the Maturity Date. The Advance Interest Payments shall be paid on the first day of each such month.

c. The Company shall have the right, but not the obligation, to make the Line Amount Interest Payments or the Advance Interest Payments (collectively, hereinafter referred to as “Interest Payments”) from the Line Amount. In the event the Company chooses to make Interest Payments from the Line Amount, the Holder shall treat any such funds drawn for an Interest Payment as an Advance on the Line Amount and such interest shall thereafter accrue interest at the rate applicable on Advance Amounts hereunder.

Section 1.2 Payment for Orders.

At such time as the Company desires to request funds from the Line Amount for an Order or for Interest Payments as outlined in this Article 1 (each, an “Advance”), the Company shall submit to the Holder, a duly authorized request for an Advance (“Advance Request”), in the form attached as Exhibit A hereto and incorporated by reference, specifying the amount requested for such Advance (each, an “Advance Amount” or collectively, the “Advance Amounts”), and, subject to the satisfaction of the Holder, the Company and the Holder shall sign a release for the requested funds to be transferred directly from the escrow account with Gersten Savage (“Escrow Account”) to the Company’s account.

Notwithstanding anything to the contrary contained herein, in no event shall the outstanding Advances exceed the Line Amount. If at any time the aggregate amount of outstanding Advances exceeds the Line Amount, the Company shall immediately pay to Holder, in cash, the amount of such excess. The Holder shall have the right to terminate its obligation to make any Advance under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

Section 1.3 Repayment

The Company shall make mandatory payments to the Holder on each Advance (“Payment” or collectively, the “Payments”) as funds are paid to and received by the Company from the contract of orders in Exhibit B (“Collateral Orders” or “Orders”) (attached hereto and incorporated herein by reference). Immediately upon, and in any event not later than one (1) business day of Company’s receipt of all or any portion of funds from Collateral Orders or from the Company’s Factoring Line (defined below) for the proceeds related specifically to the Collateral Orders, the Company shall pay to the Holder such portion of funds received by the Company via wire transfer in immediately available funds. Notwithstanding anything to the contrary contained herein, the Company shall immediately make Payment to the Holder on ANY funds received from the customer listed on Exhibit B.

The Company shall use all commercially reasonable best efforts to maintain and use the current factoring line of credit with Wells Fargo Bank, NA (“Factoring Line”) in order to ensure the Holder full payment on the Advance Amount. Intercreditor Agreement s/b entered into w/ Wells.

The Company may make additional payments (“Prepayment”) without any penalties provided the Company has paid all Interest Payments then required to be paid.

Article 2 Collateral; Sale; Purchase Price; Assignment and Transfer of Ownership.

2.1 Collateral.

As security for all outstanding Advances, Interest Payments and other amounts owing from the Company to the Holder under this Agreement or any other document executed in connection herewith, the Company shall grant in favor of the Holder a security interest in parts and supplies for the Orders (“Raw Materials”) and all finished goods created from the Raw Materials as are listed on the Schedules of Orders (collectively with the Raw Materials and all other property provided as collateral security under or in connection with this Agreement or the Security Agreement, the “Collateral”) pursuant to a Security Agreement dated of even date herewith from the Company in favor of the Holder (the “Security Agreement,”) and the Continuing Unconditional Guaranty dated of even date herewith from the Parent in favor of the Holder (the “Guaranty” and together with the Security Agreement and this Agreement and all other documents executed in connection herewith, the “Transaction Documents”).

2.2 Offer of Orders for Sale; Acceptance by Holder.

a. Company shall offer to sell to Holder as absolute owner, with full recourse, all of Company’s right, title and interest in such Raw Materials and all finished goods created from the Raw Materials as are listed on the Schedules of Orders. The current version of the Schedule of Orders is attached hereto as Exhibit B and may be periodically revised by Holder.

b. Each Schedule of Orders shall be accompanied by such documentation supporting and evidencing the Order, as Holder shall from time-to-time request, as outlined on Exhibit B or this Agreement, including, without limitation, Section 24 of this Agreement.

2.3 Assignment and Sale

For those Orders that Holder agrees to finance for the Company, the Company shall assign and transfer over to Holder as absolute owner with full recourse all of Company’s right, title and interest in the parts and supplies being used to fulfill such Order. The Company agrees to execute the Assignment of Order substantially in the form attached hereto as Exhibit C for Orders being sold to Holder.

2.4 Threshold Amount

If at any time during the term of this Agreement, the Company raises any funds from a third-party, whether involving the issuance of debt or equity, in excess of one dollar ($1.00) (a “Financing”), then the Company shall pay to the Holder one hundred percent (100%) of the net proceeds therefrom as prepayment of the Line Amount and all accrued and unpaid interest thereon and all penalties, if any, then due. A Financing will also include the sale by the Company of any of its assets which are deemed to be material to the Company (excluding assets sold in the normal course of business). All prepayments described in this Section 2.4 shall be made to the Holder within three (3) business day of the Company’s receipt of proceeds from the Financing. Failure to comply with this Section 2.4 shall constitute an Event of Default (as described in Article 4 hereof).

Article 3 Term; Renewal; Unpaid Amounts

a. The term of this Agreement shall be for twenty-four (24) months. All amounts outstanding under the Line Amount and all accrued and unpaid interest thereon shall become immediately due and payable to the Holder, if not earlier in accordance with the terms of this Agreement, on the Maturity Date.

b. So long as no Event of Default has occurred and is continuing, the Company shall have the option to renew the Line Amount for an additional twenty-four (24) months upon the Maturity Date. At such time, the Company shall pay to the Holder three percent (3%) of the Line Amount as a renewal fee.

c. In the event that on the Maturity Date, there is an outstanding balance on the Line Amount, the Holder can exercise its right to increase the Advance Amounts by ten percent (10%) as an initial penalty and increase the interest rates applicable under this Agreement by an additional two and one-half percent (2.5%) per month, compounded daily, until the Line Amount and all accrued and unpaid interest thereon is paid in full. The Company shall also continue to pay interest on the Advance Amounts in accordance with the interest rates outlined in this Agreement. The foregoing shall constitute an Event of Default under this Agreement and entitle the Holder, in its discretion, to exercise any and all remedies available to the Holder including those remedies described in Article 4 of this Agreement.

Article 4 Defaults and Remedies

Section 4.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) the Company fails to make any Payment on the Line Amount of this Agreement within two (2) business days of the Payment being due, as outlined herein, or on the Maturity Date, as applicable, upon receipt of Collateral Orders or otherwise; or

(b) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case or if such an involuntary case is commenced against the Company and is not dismissed or stayed within thirty (30) calendar days (and the Holder shall not be obligated to make Advances during such 30 calendar day period); (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or

(c) any of the Company’s representations or warranties contained in this Agreement or any other Transaction Document were false when made; or,

(d) the Company breaches any covenant or condition of this Agreement or any other Transaction Document, and such breach, if subject to cure, continues for a period of five (5) business days.

(f) the Company’s failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the Company’s books; provided, however, that in the event that such failure is curable, the Company shall have ten (10) business days to cure such failure; or,

(g) an attachment or levy is made upon the Company’s assets having an aggregate value in excess of twenty-five thousand dollars ($25,000) or a judgment is rendered against the Company or the Company’s property involving a liability of more than twenty-five thousand dollars ($25,000) which shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry hereof; or,

(h) any change in the Company’s condition or affairs (financial or otherwise) which in the Holder’s reasonable, good faith opinion, would have a Material Adverse Effect; provided, however, that in the event that such failure is curable, the Company shall have ten (10) business days to cure such failure; or,

(i) any lien in the Collateral in favor of the Holder, except for liens permitted under the Security Agreement, created hereunder or under any of the Transaction Documents for any reason ceases to be or is not a valid and perfected lien in such Collateral having a first priority interest in favor of the Holder; or,

(j) If there is a default or other failure to perform in any agreement to which the Company is a party with a third party or parties, including the Factoring Line, resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $25,000; or

(k) the indictment or threatened indictment of the Company, any officer of the Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any officer of the Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the company.

As used in this Section 4.1, the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 4.2 Remedies. Upon the occurrence of an Event of Default, in addition to the rights and remedies contained herein and in the other Transaction Documents, the Holder may enforce its rights and remedies against any Collateral

For each Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Advance Amounts ten percent (10%) as an initial penalty. In addition, the Holder may elect to increase the Advance Amounts by two and one-half percent (2.5%) per month paid as a penalty for Liquidated Damages in addition to the current Interest being paid on the Line Amount and Advance Amounts. The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

In the event of an Event of Default hereunder remains uncured for a period of five (5) days, the Holder shall be unilaterally entitled to request the Escrow Agent, as defined herein, to transfer any Remaining Escrow Funds (as defined in the Escrow Agreement between the Company and the Escrow Agent of even date herewith) to be transferred immediately back to the Holder. All Advance Amounts shall also become immediately due and payable to the Holder.

In the event of an Event of Default hereunder remains uncured for sixty (60) days, the Holder shall have the right, but not the obligation, to switch the Advance Amounts to a three-year (“Convertible Maturity Date”) fifteen percent (15%) interest bearing convertible debenture at the terms described in Section 4.2 (the “Convertible Debenture”) the Parent. At such time of an Event of Default, the Convertible Debenture shall be considered issued (“Convertible Closing Date”). If the Holder chooses to convert the Advance Amounts to a Convertible Debenture (“Residual Amount”), the Parent shall have forty-five (45) business days after notice of the same (the “Notice of Convertible Debenture”) to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. The Parent shall use its best efforts to require such registration statement shall be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “Commission”) within ninety (90) business days of the date the Parent files such Registration Statement. In the event the Parent does not file such registration statement within twenty (20) business days of the Holder’s request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above , the Residual Amount shall increase by five thousand dollars ($5,000) per day. In the event the Parent is given the option for accelerated effectiveness of the registration statement, it agrees that it shall cause such registration statement to be declared effective as soon as reasonably practicable. In the event that the Parent is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by five thousand dollars ($5,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness.

Section 4.3 Conversion Privilege

(a) The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and which is before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Article 4, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(b) The Convertible Debenture may be converted, whether in whole or in part, at any time and from time to time.

(c) In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the “Debenture Residual Amount”), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.3.

Section 4.4 Conversion Procedure

(a) The Residual Amount may be converted, in whole or in part any time and from time to time, following the Convertible Closing Date. Such conversion shall be effectuated by surrendering to the Parent, or its attorney, the Convertible Debenture to be converted together with a facsimile or original of the signed notice of conversion (the “Notice of Conversion”). The date on which the Notice of Conversion is effective (“Conversion Date”) shall be deemed to be the date on which the Holder has delivered to the Parent a facsimile or original of the signed Notice of Conversion, as long as the original Convertible Debenture(s) to be converted are received by the Parent within five (5) business days thereafter. At such time that the original Convertible Debenture has been received by the Parent, the Holder can elect to whether a reissuance of the Convertible Debenture is warranted, or whether the Parent can retain the Convertible Debenture as to a continual conversion by the Holder. Notwithstanding the above, any Notice of Conversion received after 4:00 P.M. EST shall be deemed to have been received the following business day (receipt being via a confirmation of the time such facsimile to the Parent is received).

(b) Common Stock to be Issued. Upon the conversion of any Convertible Debentures and upon receipt by the Parent or its attorney of a facsimile or original of the Holder’s signed Notice of Conversion, the Parent shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if at that time the aforementioned registration statement described in Section 4.1 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. In the event that the Debenture is aged one year and deemed sellable under Rule 144, the Parent shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Parent is responsible to provide all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Parent shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Parent warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

(c) Conversion Rate. Holder is entitled to convert the Debenture Residual Amount, plus accrued interest, anytime following the Convertible Maturity Date, at eighty percent (80%) of the lowest closing bid price during the twenty (20) trading immediately preceding the Convertible Maturity Date (“Conversion Price”). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(d) Nothing contained in the Convertible Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Parent.

(e) It shall be the Parent’s responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. Holder shall be treated as a shareholder of record on the date Common Stock is issued to the Holder. If the Holder shall designate another person as the entity in the name of which the stock certificates issuable upon conversion of the Convertible Debenture are to be issued prior to the issuance of such certificates, the Holder shall provide to the Parent evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. Upon surrender of any Convertible Debentures that are to be converted in part, the Parent shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, if so requested in writing by the Holder.

(f) Within five (5) business days after receipt of the documentation referred to above in Section 4.2, the Parent shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Parent does not make delivery of the Common Stock as instructed by Holder within five (5) business days after the Conversion Date, then in such event the Parent shall pay to the Holder one percent (1%) in cash of the dollar value of the Debenture Residual Amount remaining after said conversion, compounded daily, per each day after the fifth (5th) business day following the Conversion Date that the Common Stock is not delivered to the Holder.

(g) The Parent acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Parent from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(h) The Parent shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time the Holder submits a Notice of Conversion and the Parent does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Parent) available to effect, in full, a conversion of the Convertible Debentures (a “Conversion Default,” the date of such default being referred to herein as the “Conversion Default Date”), the Parent shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Convertible Debentures requested to be converted but not converted (the “Unconverted Convertible Debentures”), may be deemed null and void upon written notice sent by the Holder to the Parent. The Parent shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile within three (3) business days of such default (with the original delivered by overnight mail or two day courier), and the Holder shall give notice to the Parent by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight mail or two day courier) of its election to either nullify or confirm the Notice of Conversion.

(i) The Parent agrees to pay the Holder payments for a Conversion Default (“Conversion Default Payments”) in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the “Authorization Date”) that the Parent authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Parent shall send notice (“Authorization Notice”) to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder’s accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Parent, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payments shall be made to the Holder by the fifth (5th) day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in the first sentence of this paragraph at any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

(j) The Parent acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Parent from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(k) If, by the third (3rd) business day after the Conversion Date of any portion of the Convertible Debentures to be converted (the “Delivery Date”), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the “Sold Shares”), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a “Buy-In”), the Parent shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The “Buy In Adjustment Amount” is the amount equal to the excess, if any, of (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Parent shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Parent will be required to pay to the Holder will be $1,000.

(l) The Parent shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Section 16 Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Section 16 Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Section 16 Indemnified Liabilities”), incurred by any Section 16 Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Parent in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement, or obligation of the Parent or Company contained in the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iii) any cause of action, suit, or claim brought or made against such Section 16 Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance, or enforcement of the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iv) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Stock underlying the Convertible Debenture (“Securities”), or (v) the status of the Holder or holder of the Securities as an investor in the Parent, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission, or alleged omission is made in reliance upon and in conformity with written information furnished to the Parent by the Holder or the Investor which is specifically intended by the Holder or the Investor to be relied upon by the Parent, including for use in the preparation of any such registration statement, preliminary prospectus, or prospectus, or is based on illegal trading of the Common Stock by the Holder or the Investor. To the extent that the foregoing undertaking by the Parent may be unenforceable for any reason, the Parent shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 5 Additional Financing and Registration Statements

Section 5.1 The Company and the Parent will not enter into any additional financing agreements, debt or equity, without prior expressed written consent from the Holder, which shall not be unreasonably withheld. Failure to do so will result in an Event of Default and the Holder may elect to take the action outlined in Article 4.

Section 5.2 The Holder shall also reserve the right to switch to the terms of the new financing. If at any time while the Line Amount is outstanding, if the Company or Parent issues or agree to issue any common stock or securities convertible into or exercisable for shares of commons stock (or modify any of the foregoing which may be outstanding) to any person or entity. Additionally, if the Company or Parent shall, issue or agree to issue any of the aforementioned securities to any person, firm or corporation at terms deemed by the Holder to be more favorable to the other investor than the terms or conditions of this Agreement, then the Holder is granted the right to modify any such term or condition of the Agreement to be the same as any such term or condition of any subsequent offering. The rights of the Holder in this Section 5 are in addition to any other right the Holder has pursuant to this Agreement and the Security Agreement of even date between the Holder and the Company.

The Company and Parent agree that it shall cause its Chief Executive Officer, Bruce Littell (“Littell”), and any entity under the control of Littell, to refrain from selling any Stock, while there is an outstanding balance owed to the Holder by the Company on this Agreement (“Lock-Up Period”).

Article 6 Notice.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company: Logistical Support, LLC. 19734 Dearborn St Chatsworth, CA 91311 Phone: 818-885-0300

If to the Holder: Dutchess Capital Management Douglas Leighton 50 Commonwealth Ave Suite 2 Boston, MA 02116 Phone: 617-301-4700 Facsimile: 617-249-0947
Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 7 Time

Where this Agreement authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Agreement. A “business day” shall mean a day on which the banks in New York are not required or allowed to be closed.

Article 8 No Assignment

This Agreement and the terms and conditions herein, shall not be assignable.

Article 9 Rules of Construction.

In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof. Wherever, in this Agreement, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Parent and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Agreement.

Article 10 Governing Law

The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 11 Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder’s right to obtain an injunction for a breach of this Agreement from a court of law.

Article 12 Conditions to Closing

The Company shall have delivered this Agreement and the Security Agreement duly executed by the Company to the Holder before Closing and shall have paid to the Holder all fees and expenses owing to the Holder pursuant to this Agreement.

Article 13 Fees & Expenses

Section 13.1 Administration Fee. The Company agrees to pay for related expenses associated with the proposed transaction of thirty-five thousand dollars ($35,000) of which, seventeen thousand five hundred dollars ($17,500) has been paid. This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. This shall be deducted from the first closing and funding.

Section 13.1 Misdirected Payment Fee. Fifteen percent (15%) of the amount of any payment (but in no event less than $1,000) on account of a Collateral Order which has been received by Company and not delivered in kind to Holder on the next business day following the date of receipt by Company, or thirty percent (30%) of the amount of any such payment which has been received by Company as a result of any action taken by Company to cause such payment to be made to Company.

Section 13.2 Out-of-Pocket Expenses. The out-of-pocket expenses directly incurred by Holder in the administration of this Agreement such as wire transfer fees, postage and audit fees shall be the responsibility of the Company.

Section 13.3 Advance Fee. The Company agrees to pay one percent (1%) of the Advance Amount at the time of each Advance. The Company, at its sole option, may elect to pay the Advance Fee from the Line Amount. In the event the Company chooses to pay the Advance Fee from the Line Amount, the Company agrees to deliver all necessary paperwork to Gersten Savage, LLP along with the Request for Advance.

Article 16 Indemnification

In consideration of the Holder’s execution and delivery of this Agreement and the acquisition and funding by the Holder hereunder and in addition to all of the Company’s other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of their shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “INDEMNITEES”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “INDEMNIFIED LIABILITIES’), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Agreement, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or based on illegal or alleged illegal trading of the Shares by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 17 Waiver

The Holder’s delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waiver, affect, or diminish any right of the Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 18 Senior Obligation

The Company shall cause this Agreement to be senior in right of payment to all other Indebtedness of the Company for the Collateral.

Article 19 Transactions With Affiliates

The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”) during the Lock Up Period.

Article 20 Security

As security for the Line Amount, the Company grants to the Holder a continuing first priority in the Raw Materials and other Collateral as more particularly described in Section 2.1 hereof. The Company agrees to execute all documents appropriate and necessary in order to perfect Holder’s security interest in the Collateral Orders, the Raw Materials and the other Collateral.

Article 21 Investor Shares; Date of Consideration

a. The Parent shall issue to the Holder five hundred thousand (500,000) shares of unregistered, restricted Common Stock (the “Incentive Shares”) as an incentive for the Holder entering into this Agreement with the Company. The Incentive Shares shall be issued and delivered to the Holder upon Closing. The Parent’s failure to issue the Incentive Shares shall constitute an Event of Default and the Holder may elect to enforce the remedies outlined in Article 4 hereof. The Parent’s obligation to provide the Holder with the Incentive Shares, as set forth herein, shall survive the termination of this Note and any default on this obligation shall provide the Holder with all rights, remedies and default provisions set forth in this Note or otherwise available by law. The Incentive Shares shall carry piggy back registration rights until such time as the Holder can freely sell the Incentive Shares promulgated under Rule 144 without restrictions for volume limitations thereunder. The Parent shall notify the Holder within ten (10) business days of its intention to file a registration statement, and the Holder shall have the option to request the Incentive Shares to be included in the registration statement. In the event the Holder requests the Parent includes the Incentive Shares and the Parent files a registration statement that does not include the Incentive Shares, the Parent shall pay to the Holder five hundred thousand (500,000) additional shares. The Parent shall not be obligated to pay the five hundred thousand (500,000) additional shares in the event the United States Securities and Exchange Commission deems the Incentives Shares in excess of those allowed to be registered under Rule 415. The Holder shall have retain the full right to waive any such piggyback registration rights.

b. The Parent hereby acknowledges that the date of consideration for the Incentive Shares is August 24, 2007 and shall use all commercially reasonable best efforts to facilitate sales under Rule 144 of the Securities Act. The Parent shall provide an opinion letter from counsel within two (2) business days of written request by the Holder stating that the date of consideration for the Incentives Shares is August 24, 2007 and submission of proper Rule 144 support documentation consisting of a Form 144, a broker’s representation letter and a seller’s representation letter. In the event the Parent does not deliver the opinion letter within two business days, the Parent shall be in default as outlined in Article 4. In the event that counsel to the Parent fails or refuses to render an opinion as required to issue the Incentive Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Parent irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Shares (which is attached as Exhibit D hereto). Any costs incurred by Holder for such opinion letter shall be added to the current outstanding Advance Amounts.

Article 22 Disputes on Collateral Orders

Company shall notify Holder promptly of and, if requested by Holder, will settle all disputes concerning any Collateral Order at Company’s sole cost and expense. Holder may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Holder in its sole discretion deems advisable, for Company’s account and risk and at Company’s sole expense. Upon the occurrence of an Event of Default, Holder may resolve such issues with respect to any Account of Company and any expenses incurred by Holder in connection therewith shall be added to the obligations owing hereunder.

Article 23 Escrow

The delivery and execution of this Agreement is done in conjunction with the Escrow Agreement between the Company and Gersten Savage, LLP (“Escrow Agent’) of even date herewith.

Article 24 Representations and Warranties of the Company

a. It is fully authorized to enter into this Agreement and to perform hereunder.

b. This Agreement constitutes its legal, valid and binding obligation.

c. Company is in good standing in the jurisdiction of its organization and in the Utah.

d. The Collateral Orders are and will remain:

i. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Company’s business and are valid, fully collectible obligations form the vendors and/or payors to the Company for the Collateral Orders (“Account Debtors”).

ii. Unconditionally owed and to the best knowledge of Company will be paid to the Holder without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

iii. Not sales to any entity that is affiliated with Company or in any way not an “arm’s length” transaction.

e. No person has a lien or ownership interest in, or claim against, the Collateral Orders.

f. The Raw Materials for the Collateral Orders have not been previously financed by Company.

g. The Account Debtors have not paid to Company, or Company’s representatives, or otherwise for Company’s benefit, any part or all of the Line Amount of the Collateral Orders except as reflected in the Schedule of Orders covering that Collateral Orders.

h. There exist no circumstances, to the Company’s best knowledge, that would entitle the Account Debtors to refuse to pay the amounts due on the Collateral Orders, or to reduce the amounts due on the Collateral Orders from those amounts shown in the Schedule of Orders.

i. Company has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding the Collateral Orders.

j. The financial statements, Purchase Order / Invoices, orders, proofs of delivery, account ledgers and all other documents submitted by Company to Holder concerning the Collateral Orders or otherwise required under this Agreement are true, accurate and genuine.

Article 25 Miscellaneous

a. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

b. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

c. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission: (i) if to the Company, at its executive offices or (ii) if to the Holder, at the address for correspondence set forth in the Article 6, or at such other address as may have been specified by written notice given in accordance with this paragraph.

d. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

e. This Written Agreement represent the FINAL AGREEMENT between the Company and the Holder and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, there are no unwritten oral agreements among the parties.

f. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the “Principal Market”), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

g. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate or limited liability company power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Agreement.

h. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate or limited liability company power and authority to enter into and perform this Agreement, and to issue the Agreement in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Agreement has been duly and validly executed and delivered by the Company, and (iv) the Agreement constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

i. The execution and delivery of this Agreement shall not alter any prior written agreements between the Company and the Holder.

j.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

k. All representations made by or relating to the Company of a historical nature and all undertaking described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

l. The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company has been submitted to the Holder or is described with Reports. No other plan will be adopted nor may any options.

m. The Company hereby represent and warrants to the Holder that: (i) it has voluntarily entered into this Agreement of its own freewill, (ii) it is not entering into this Agreement under economic duress with this Agreement and anticipated continued financing, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with its entering into this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

LOGISTICAL SUPPORT, INC.

Name: Bruce W. Littell
Title: Chief Executive Officer

DUTCHESS PRIVATE EQUITIES FUND, LTD.

Name: Douglas H. Leighton
Title: Director

EXHIBIT A

REQUEST FOR ADVANCE

AS OF ____________
FOR LOGISTICAL SUPPORT, INC (“COMPANY”) and
Dutchess Private Equities Fund, Ltd. (“HOLDER”)

Date:  ____________________

Dear Mr. Leighton,

Pursuant to the terms and conditions of the Purchase Order Financing Agreement dated August 24, 2007, the Company is hereby requesting an Advance of $__________ for fulfillment of the attached orders.

The Company is hereby executing this request in conjunction with the Assignment of Orders.

Sincerely,

_____________________________
Bruce Littell
Chief Executive Officer

Accepted:

______________________________
Douglas Leighton
Director

EXHIBIT B

SCHEDULE OF ORDERS

EXHIBIT C

ASSIGNMENT OF ORDERS

AS OF ____________
FOR LOGISTICAL SUPPORT, INC (“COMPANY”) and
Dutchess Private Equities Fund, Ltd. (“HOLDER”)

FOR VALUE RECEIVED, Company unconditionally and irrevocably sells, bargains, transfers and assigns to Holder, with full recourse in Holder, as of the date shown above, all of Company’s right, title and interest in and to the Raw Materials Orders enumerated in Exhibit “A” attached hereto (hereinafter “Collateral Orders”), together with any security or guarantees associated with those Collateral Orders, including the proceeds of credit insurance due and payable in connection with the Collateral Orders.

Holder shall have the rights to the Collateral Orders set forth in that certain Project Order Financing Agreement dated August 24, 2007 and to which Company and Holder are Parties including, but not limited to, (i) in Holder’s own name and for Holder’s own benefit, to make and effect collections from the Account Debtors of the Collateral Orders; and, (ii) to receive, take possession of, endorse and deposit in Holder’s own bank account(s) any and all payments, commercial paper, notes or acceptances or other things of value received in payment of the Collateral Orders.

By signing below, Holder accepts the assignment of the Orders set out in the attached Exhibit “A”.

The terms “Account Debtors”, “Orders”, “Parties” and “Collateral Orders” shall have the same meaning as defined in the Purchase Order Financing Agreement dated August 24, 2007 and entered into by the Parties.

COMPANY ___________________________________ Name: Bruce W. Littell Title: Chief Executive Officer	DUTCHESS PRIVATE EQUITIES FUND, LTD. ______________________________________ Name: Douglas H. Leighton Title: Director
PARENT ___________________________________ Name: Bruce W. Littell Title: Chief Executive Officer

EXHIBIT D

Interwest Transfer Company
1981 East Murray Holladay Road, Suite 100
Salt Lake City, Utah 84117
Telephone (801) 272-9294

RE: Issuance of Common Stock

To Whom It May Concern:

Please use this letter as authorization to have the attached request for the issuance of free trading shares, pursuant to paragraph Rule 144 of the Securities Act, to Dutchess Private Equities Fund, Ltd which acquired the fully paid, non-assessable securities.

The Company does hereby instruct Interwest Transfer Company to rely on the opinion for resale of shares from Trombly Business Law or Gersten Savage, LLP.

The Company represents that Dutchess is not recognized as an affiliate of the company.

Regards,

Bruce W. Littell
Chief Executive Officer
Logistical Support, Inc.